EXHIBIT 1A-11A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A/A of our report dated August 6, 2020, relating to the financial statements of Hestia Insight, Inc. as of November 30, 2019 and 2018 and to all references to our firm included in this Registration Statement.

/S/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

January 20, 2021